Exhibit 23.2

CONSENT OF FUTURE MARKETING INSIGHTS, INC.

Future Marketing Insights, Inc. hereby consents to the use of any information and data contained in our report entitled “Transcatheter Heart Replacement (TAVR) Market – Global Industry Analysis 2016 – 2023 and Opportunity Assessment 2024 – 2034 (Report 2024)” in this Registration Statement on Form S-1 (and in all subsequent SEC lodgements), and to all references to our company included in such documents, including under the heading “Experts.”

Signed:

/s/ Sudip Saha

Name: Mr. Sudip Saha
Title: CEO and Director
Future Marketing Insights, Inc.
Christiana Corporate, 200 Continental
Drive Suite 401 Newark Delaware - 19713,
United States